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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RadiSys Corporation, Plan Administrator
RadiSys Corporation 401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statements (Nos. 333-50584 and 333-111520) on Form S-8 of RadiSys Corporation of our report dated June 24, 2005 with respect to the statement of net assets available for benefits of RadiSys Corporation 401(k) Savings Plan as of December 31, 2004 and 2003 and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and related supplemental schedule H, line 4i - schedule of assets (held at end of year), which report appears in the December 31, 2004 annual report on Form 11-K of RadiSys Corporation 401(k) Savings Plan.

Portland, Oregon
June 24, 2005